Exhibit 99.1

Blueknight Announces Fourth Quarter and Full Year 2020 Results;

Provides Outlook as Pure-Play Infrastructure Terminalling Company

Highlights

•	Completed transition to pure-play infrastructure terminalling company with $164 million sale and exit of crude oil business
•	Fourth quarter and full year 2020 net loss of $29.2 million and $13.5 million, respectively, primarily due to crude oil pipeline impairment
•	Fourth quarter 2020 Adjusted EBITDA of $17.8 million and distribution coverage of 1.64 times
•	Exceeded 2020 financial targets with full year Adjusted EBITDA of $67.5 million, distribution coverage of 1.53 times, and leverage ratio of 3.83 times
•	Full year 2020 Adjusted EBITDA from continuing operations of $49.7 million, which excludes any expected synergies from the crude oil business sale
•	2021 outlook underpinned by stable cash flows, solid distribution coverage, improved balance sheet and liquidity profile, with pro forma leverage ratio of approximately 2.0 times

TULSA – March 9, 2021 - Blueknight Energy Partners, L.P. (“Blueknight” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today reported its financial results for the fourth quarter and full year ended December 31, 2020. Net loss was $29.2 million in fourth quarter 2020, compared to net income of $4.3 million for the same period in 2019, primarily due to a $39.1 million impairment of its crude oil pipeline and trucking assets included in discontinued operations.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $17.8 million in fourth quarter 2020 compared to $16.0 million for the same period in 2019. Adjusted EBITDA in fourth quarter 2020 excluded $0.7 million in transaction fees and severance costs related to the sale of the crude oil business.

“We ended 2020 with strong performance in our asphalt terminalling segment to cap off one of our best years despite challenges brought on by COVID-19, a testament to the stability and strength of our core businesses and solid execution by our team. Most importantly, we delivered on our top strategic priority, transforming Blueknight into a pure-play infrastructure terminalling business with greater financial flexibility,” commented Andrew Woodward, Chief Executive Officer.

“With the sale of our crude oil businesses, we significantly reduced the volatility and risk profile of our business, and now have a sharper strategic focus and improved growth trajectory.  As we look forward to the remainder of 2021 and beyond, our team is optimistic about the long-term investment trends in infrastructure and is turning its full attention to growth and expansion of our core terminalling competencies, while maintaining our key financial metrics and a disciplined capital allocation strategy,” added Woodward.

SEGMENT PERFORMANCE

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, in fourth quarter 2020 was $16.5 million, up 4% compared to the same period in 2019 primarily due to higher variable throughput revenue. Full year 2020 total operating margin, excluding depreciation and amortization, was $60.8 million, slightly higher year-over-year. After excluding cost recovery revenue, approximately 95% of Blueknight’s full year 2020 total revenue was considered take-or-pay, which included $91.9 million of fixed fee revenue and $5.7 million of variable throughput and other revenue.

DISCONTINUED OPERATIONS

On December 21, 2020, Blueknight announced it had entered into multiple definitive agreements to sell its (i) crude oil terminalling, (ii) crude oil pipeline, and (iii) crude oil trucking segments (collectively the “Crude Oil Transaction”). As such, these segments are presented as discontinued operations in the Partnership’s financial reporting statements.

BALANCE SHEET AND CASH FLOW

Fourth quarter 2020 distributable cash flow was $13.3 million compared to $11.0 million for the same period in 2019.  The 21% increase was attributable to improved business performance and lower cash interest expense. The calculated coverage ratio on all distributions was 1.64 times for fourth quarter 2020 versus 1.36 times for the same period in 2019.

Full year 2020 distributable cash flow was $49.6 million compared to $39.3 million in 2019, representing a $10.3 million, or 26% increase year-over-year. The calculated coverage ratio on all distributions was 1.53 times for full year 2020 versus 1.22 times in 2019.

At December 31, 2020, total debt was $252.6 million. Blueknight’s leverage ratio, which included $1.7 million in outstanding letters of credit, was 3.83 times versus 4.05 times for the same period in 2019.

As of March 4, 2021, total debt was $99.9 million following repayment of cash proceeds from the Crude Oil Transaction, representing a pro-forma leverage ratio of approximately 2.0 times.

2021 OUTLOOK

For 2021, Blueknight expects infrastructure and highway construction demand for its asphalt terminalling business to be comparable with the prior year with a more favorable outlook beyond 2021 over the medium and long-term driven by the expectation of a more comprehensive infrastructure funding bill. As a result, Blueknight expects its Adjusted EBITDA from continuing operations to be in-line with 2020, excluding any expected corporate synergies of $1.5 million to $2.5 million related to the Crude Oil Transaction. These earnings are supported by:

•	Geographically-diverse and industry-leading asphalt terminalling portfolio
•	95% take-or-pay fixed fee revenue
•	Predominately investment-grade customer base
•	Weighted average remaining contract term of approximately six years

Total maintenance capital expenditures in 2021 are expected to be between $5.5 million and $6.5 million. Blueknight expects to use internally generated cash flow to fund 2021 distributions and is targeting a full year coverage ratio of 1.2 times or greater on all distributions.

CONFERENCE CALL DETAILS, NEW WEBSITE LAUNCH, AND ANNUAL REPORT ON FORM 10-K

The Partnership will discuss fourth quarter and full year 2020 results during a conference call tomorrow, Wednesday, March 10, 2021, at 10:00 a.m. CST (11:00 a.m. EST). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the “Investors” section of the Partnership’s website.

Blueknight is pleased to announce that it has launched a new website, consistent with our strategy and core operations as a terminalling solutions provider focused on infrastructure and transportation end markets. The Partnership’s new website will be updated on a regular basis and visitors are encouraged to explore and learn more at www.bkep.com.  The Partnership will upload a new investor presentation to the Investor section of its website at http://investor.bkep.com detailing Blueknight’s investment highlights and long-term strategy on Wednesday, March 10, 2021.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020, to be filed with the SEC on March 10, 2021.

RESULTS OF OPERATIONS

The following table summarizes the Partnership’s financial results for the three and twelve months ended December 31, 2019 and 2020 (in thousands, except per unit data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2020	2019	2020

Fixed fee revenue	$21,957	$24,056	$87,218	$91,879
Cost recovery revenue	3,344	2,928	14,312	12,664
Variable throughput and other revenue	1,894	2,825	4,988	5,702
Total revenue	27,195	29,809	106,518	110,245
Operating expenses, excluding depreciation and amortization	(11,318)	(13,261)	(46,367)	(49,396)
Total operating margin, excluding depreciation and amortization	15,877	16,548	60,151	60,849

Depreciation and amortization	3,761	3,091	15,196	13,416
General and administrative expense	3,403	3,681	13,388	14,182
Asset impairment expense	160	-	2,476	-
Loss on sale of assets	60	316	131	67
Operating income	8,493	9,460	28,960	33,184
Other income (expenses):
Other income	54	199	530	1,169
Interest expense	(1,678)	(1,248)	(7,447)	(5,665)
Provision for income taxes	(16)	6	(44)	7
Income from continuing operations	6,853	8,417	21,999	28,695
Loss on discontinued operations, net	(2,513)	$(37,642)	(3,587)	(42,175)
Net income(loss)	$4,340	$(29,225)	$18,412	$(13,480)

Allocation of net income(loss) for calculation of earnings per unit:
General partner interest in net income(loss)	$69	$(462)	$337	$(213)
Preferred interest in net income	$6,279	$6,279	$25,115	$25,115
Net loss available to limited partners	$(2,008)	$(35,042)	$(7,040)	$(38,382)

Basic and diluted net loss from discontinued operations per common unit	$(0.06)	$(0.87)	$(0.08)	$(0.98)
Basic and diluted net income(loss) from continuing operations per common unit	$0.01	$0.05	$(0.09)	$0.07
Basic and diluted net loss per common unit	$(0.05)	$(0.82)	$(0.17)	$(0.91)

Weighted average common units outstanding - basic and diluted	40,816	41,199	40,755	41,104

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, gains and losses on asset sales, and other select items which management feels decreases the comparability of results among periods. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes, and other select items which management feels decreases the comparability of results among periods. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of operating margin, excluding depreciation and amortization to its most directly comparable GAAP measure is included in the results of operations table above. Reconciliation of Adjusted EBITDA and distributable cash flow to their most directly comparable GAAP measures are included in the following table.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to income from continuing operations and loss on discontinued operations for the periods shown (in thousands, except ratios):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2020	2019	2020
Income from continuing operations	$6,853	$8,417	$21,999	$28,695
Interest expense	1,678	1,248	7,447	5,665
Income taxes	16	(6)	44	(7)
Depreciation and amortization	3,761	3,091	15,196	13,416
Non-cash equity-based compensation	244	150	955	801
Asset impairment expense	160	-	2,476	-
Loss on sale of assets	60	316	131	67
Other	-	356	443	1,053
Adjusted EBITDA from continuing operations	$12,772	$13,572	$48,691	$49,690

Loss on discontinued operations, net	$(2,513)	$(37,642)	$(3,587)	$(42,175)
Interest expense	1,903	1,151	8,527	5,319
Income taxes	7	(8)	19	1
Depreciation and amortization	2,560	2,278	10,336	9,652
Non-cash equity-based compensation	60	22	228	120
Asset impairment expense	-	-	-	6,417
(Gain) loss on sale of assets	1,252	(1,013)	(584)	(1,190)
Loss on classification as held for sale	-	39,096	-	39,096
Other	-	366	-	564
Adjusted EBITDA from discontinued operations	$3,269	$4,250	$14,939	$17,804
Total Adjusted EBITDA	$16,041	$17,822	$63,630	$67,494
Cash paid for interest	(3,333)	(2,192)	(15,150)	(10,009)
Cash paid for income taxes	(7)	25	(227)	(30)
Maintenance capital expenditures, net of reimbursable expenditures	(1,676)	(2,378)	(8,932)	(7,894)
Distributable cash flow	$11,025	$13,277	$39,321	$49,561

Distributions declared(1)	8,082	8,106	32,330	32,432
Distribution coverage ratio	1.36	1.64	1.22	1.53

_________________________________________

(1)	Inclusive of preferred and common unit declared cash distributions.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight

Blueknight (Nasdaq: BKEP and BKEPP) is a publicly traded master limited partnership that owns the largest independent asphalt terminalling network in the country. Operations include 8.7 million barrels of liquid asphalt storage capacity across 53 terminals and 26 states throughout the U.S. Blueknight is focused on providing integrated terminalling solutions for tomorrow’s infrastructure and transportation end markets. More information is available at www.bkep.com.

Contact:

Blueknight Investor Relations

Chase Jacobson, (918) 237-4032

investor@bkep.com